NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
BROWN-FORMAN BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS FISCAL 2020 RESULTS

Louisville, KY, June 9, 2020 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2020. For the fourth quarter, the company’s reported net sales1 declined 5% to $709 million (-10% on an underlying basis2) compared to the same prior-year period. Reported operating income decreased 18% to $187 million (-27% on an underlying basis) and diluted earnings per share declined 20% to $0.27.

For the full year, the company’s reported net sales increased 1% to $3.4 billion (flat on an underlying basis). Reported operating income decreased 5% to $1.1 billion (-6% on an underlying basis) and diluted earnings per share declined 1% to $1.72.

“First, I speak on behalf of the entire Brown-Forman family in saying that our hearts and thoughts are with all who have been so deeply affected by COVID-19. While this is a business challenge, it is, above all, a human tragedy. I would like to thank our 4,800 employees for their exceptional agility and creativity in quickly shifting and adapting to the recent events in such a short period of time,” said Lawson Whiting, President and Chief Executive Officer. He added, “Brown-Forman has endured and prevailed through many challenges over the last 150 years. We believe we are well positioned to successfully navigate the environment we face today and emerge stronger thanks to the continued support of our shareholders, including the Brown family, our healthy balance sheet, the resilience of our people, and the strength of our brands.”

Fiscal 2020 Highlights

•	Underlying net sales were flat (+1% reported) in a year marked by significant disruption

◦	The United States, our largest market, grew underlying net sales 5% (+8% reported), while our developed international and emerging markets each declined 1% (-2% and -4% reported, respectively)

◦
Jack Daniel’s family of brands underlying net sales were flat (+1% reported). Underlying net sales growth from Jack Daniel’s Tennessee Apple, Jack Daniel’s RTDs[3], and Jack Daniel’s Tennessee Honey was offset by declines in Jack Daniel’s Tennessee Whiskey

◦
Premium bourbons grew underlying net sales 21% (+24% reported) led by Woodford Reserve’s 19% underlying net sales growth (+23% reported) and supported by even stronger underlying growth from Old Forester, the company’s founding brand, which is celebrating its 150th year

◦
Our tequila portfolio grew underlying net sales 2% (+5% reported) as high single-digit growth in the U.S. was partially offset by declines in Mexico. Herradura grew underlying net sales 7% (+11% reported) and el Jimador grew underlying net sales 5% (+8% reported), while underlying net sales for New Mix declined.

◦	Non-branded and bulk underlying net sales declined 29% (-30% reported) primarily reflecting lower used barrel demand and pricing along with a reduction in bulk whiskey sales

•	Brown-Forman generated an ROIC[3]of 20%

Business Environment Update Amid COVID-19 Pandemic

The company completed its third quarter of the fiscal year on January 31, 2020, registering a year-to-date net sales increase of 3% on both a reported and underlying basis with underlying net sales trends holding through February. In early March, the company revised its full-year outlook to include an estimate for the impact of COVID-19 on its results from Asia, most notably China, and Travel Retail only. Subsequent to that time, the rapid spread of the virus resulted in all of the company’s major markets being negatively affected.

“COVID-19 began to affect our performance in the middle of March and continued throughout April as both on-premise, representing approximately 20% of our business globally, and Travel Retail channels essentially came to a halt. We experienced strong growth in the off-premise (based on syndicated takeaway data) and e-Premise channels across most of our developed markets as country lockdowns and government restrictions took hold reflecting both an increase in at-home consumption and some pantry loading,” said Jane Morreau, the company’s Executive Vice President and Chief Financial Officer.

Fiscal 2020 Results By Market

Underlying net sales growth in the United States accelerated in fiscal 2020, increasing 5% (+8% reported), fueled in part by the fall 2019 launch of Jack Daniel’s Tennessee Apple, despite slower growth in the fourth quarter as COVID-19 related impacts began to take effect. Double-digit underlying net sales growth for Woodford Reserve, Old Forester, Jack Daniel’s RTDs, Herradura, and el Jimador collectively, also contributed to the growth for the year.

Underlying net sales in the company’s emerging markets fell 1% (-4% reported) as mid-single digit underlying net sales growth through the third quarter of fiscal 2020 was more than offset by significant declines in the fourth quarter. In Mexico, the company’s largest emerging market, underlying and reported net sales declined 7% as the recessionary economy was further hindered by the effects of the health pandemic. Despite COVID-19 headwinds, Poland’s underlying net sales grew 2% (-1% reported) in fiscal 2020 driven by higher volumes for the Jack Daniel’s family of brands, and Russia delivered strong underlying net sales growth of 8% (+6% reported) led by volume gains for Jack Daniel’s Tennessee Whiskey supported by strong consumer demand.

The developed international markets’ underlying net sales declined 1% (-2% reported) with the pandemic negatively affecting fourth quarter performance across these markets. In the United Kingdom, the company’s largest international market, underlying net sales declined 8% (-10% reported) driven by unfavorable channel and size mix and short-term disruptions from changes to our promotional strategy. Australia and France’s underlying net sales each declined 1% (-5% and -1% reported, respectively). In Australia, lower volumes of Jack Daniel’s RTDs and Jack Daniel’s Tennessee Whiskey were only partially offset by volumetric growth from the super-premium American whiskey portfolio. Declines in France were driven by lower volumes for Jack Daniel’s Tennessee Whiskey, offsetting volume growth from Jack Daniel’s Tennessee Honey and the launch of Jack Daniel’s RTDs. Despite the challenging environment in the final weeks of the fiscal year, Germany’s underlying net sales grew 7% (+8% reported) fueled by volume growth for Jack Daniel’s RTDs.

Travel Retail’s3 underlying net sales declined 10% (-11% reported) largely reflecting the unprecedented implementation of travel bans and restrictions caused by the pandemic.

Fiscal 2020 Results By Brand

The company’s whiskey portfolio grew underlying net sales +2% (+3% reported). Jack Daniel’s family of brands’ underlying net sales were flat (+1% reported). Jack Daniel’s Tennessee Whiskey’s underlying net sales decline offset growth from Jack Daniel’s Tennessee Apple, Jack Daniel’s RTDs, and broad-based volume growth from Jack Daniel’s Tennessee Honey and Gentleman Jack.

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester, continued to grow underlying net sales double digits. Woodford Reserve, the leader in the super-premium American whiskey category, grew underlying net sales 19% (+23% reported) and surpassed the one million 9L case milestone in fiscal 2020. Woodford Reserve’s growth was led by the United States, where consumer takeaway trends remain strong, along with broad-based volume growth internationally. Old Forester, the company’s 150-year-old founding brand, provided even stronger underlying net sales growth powered by volumetric gains and favorable mix from the brand’s high-end expressions.

Brown-Forman’s tequila brands grew underlying net sales 2% (+5% reported) in fiscal 2020, as declines of New Mix were more than offset by underlying net sales growth of 7% (+11% reported) on Herradura, reflecting double-digit volume growth in the United States. el Jimador also contributed to the company’s tequila portfolio growth for the year as underlying net sales grew 5% (+8% reported) driven by higher volumes in the United States as consumer takeaway trends remain strong.

Fiscal 2020 Other P&L Items

Company-wide price/mix was up 1% reflecting faster growth from higher priced Woodford Reserve and increased pricing on tequilas. These benefits were offset by volume declines, most notably on Jack Daniel’s Tennessee Whiskey and Finlandia. Underlying gross profit declined 3% (-2% reported) and reported gross margin contracted 200 basis points to 63.2% driven by higher input costs from agave and wood along with tariff-related costs.

Underlying advertising investment declined 2% (-3% reported) as the company adjusted rapidly in the fourth quarter to an environment which reflected on-premise closures, travel bans affecting the Travel Retail channel, and the cancellation of events and sponsorships across numerous countries. Underlying SG&A grew 1% (flat on a reported basis) as the company maintained its cost discipline focus.

During the fourth quarter, Brown-Forman recorded a non-cash brand name impairment charge of $13 million, or $0.02 per share, in Other expense (income) related to Chambord, a super-premium liqueur. This brand has a significant on-premise presence and is expected to be considerably affected by the closures and restrictions in this channel in response to the COVID-19 pandemic.

Underlying operating income declined 6% (-5% reported).

Financial Stewardship

On May 21, 2020, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1743 per share on the Class A and Class B common stock, resulting in an annualized cash dividend of $0.6972 per share. The quarterly cash dividend is payable on July 1, 2020, to stockholders of record on June 8, 2020. Brown-Forman has paid regular quarterly cash dividends for 75 consecutive years and has increased the dividend for 36 uninterrupted years.

Fiscal Year 2021 Outlook

The company faces substantial uncertainty related to the evolving COVID-19 pandemic and its effect on the global economy. As a result of this uncertainty, the company is not able to provide quantitative guidance for fiscal year 2021 at this time. With a strong balance sheet, solid cash flows, and ample liquidity, the company expects to fully fund ongoing investments in the business and pay regular dividends. Whiting added, “with our attractive portfolio of brands in growing categories and our resilient supply chain, we believe we will successfully navigate these uncharted waters, similar to other challenges we have encountered over the past 150 years, and emerge an even stronger company with healthier brands to drive our growth in the future.”

Conference Call Details

Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including the Jack Daniel’s Family of Brands, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,800 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•	Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the resulting negative economic impact and related governmental actions

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics

•	Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•
Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•
Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Counterfeiting and inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Cyber breach or failure or corruption of key information technology systems, or failure to comply with personal data protection laws

•	Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$744	$709	(5%)
Cost of sales	262	256	(2%)
Gross profit	482	453	(6%)
Advertising expenses	93	75	(19%)
Selling, general, and administrative expenses	163	167	3%
Other expense (income), net	(2)	24
Operating income	228	187	(18%)
Non-operating postretirement expense	3	2
Interest expense, net	19	19
Income before income taxes	206	166	(20%)
Income taxes	47	38
Net income	$159	$128	(20%)

Earnings per share:
Basic	$0.33	$0.27	(20%)
Diluted	$0.33	$0.27	(20%)

Gross margin	64.8%	63.9%
Operating margin	30.7%	26.4%

Effective tax rate	22.5%	22.9%

Cash dividends paid per common share	$0.1660	$0.1743

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,034	478,148
Diluted	480,047	480,342

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$3,324	$3,363	1%
Cost of sales	1,158	1,236	7%
Gross profit	2,166	2,127	(2%)
Advertising expenses	396	383	(3%)
Selling, general, and administrative expenses	641	642	0%
Other expense (income), net	(15)	11
Operating income	1,144	1,091	(5%)
Non-operating postretirement expense	22	5
Interest expense, net	80	77
Income before income taxes	1,042	1,009	(3%)
Income taxes	207	182
Net income	$835	$827	(1%)

Earnings per share:
Basic	$1.74	$1.73	(1%)
Diluted	$1.73	$1.72	(1%)

Gross margin	65.2%	63.2%
Operating margin	34.4%	32.4%

Effective tax rate	19.8%	18.0%

Cash dividends per common share:
Paid	$0.6480	$0.6806

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,956	477,765
Diluted	482,067	480,409

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2019	April 30, 2020
Assets:
Cash and cash equivalents	$307	$675
Accounts receivable, net	609	570
Inventories	1,520	1,685
Other current assets	283	335
Total current assets	2,719	3,265

Property, plant, and equipment, net	816	848
Goodwill	753	756
Other intangible assets	645	635
Other assets	206	272
Total assets	$5,139	$5,776

Liabilities:
Accounts payable and accrued expenses	$544	$518
Accrued income taxes	9	30
Short-term borrowings	150	333
Total current liabilities	703	881

Long-term debt	2,290	2,269
Deferred income taxes	145	177
Accrued postretirement benefits	197	297
Other liabilities	157	177
Total liabilities	3,492	3,801

Stockholders’ equity	1,647	1,975

Total liabilities and stockholders’ equity	$5,139	$5,776

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2019 and 2020
(Dollars in millions)

	2019	2020

Cash provided by operating activities	$800	$724

Cash flows from investing activities:
Additions to property, plant, and equipment	(119)	(113)
Acquisition of business, net of cash acquired	—	(22)
Other	—	(6)
Cash used for investing activities	(119)	(141)

Cash flows from financing activities:
Net change in short-term borrowings	(71)	178
Acquisition of treasury stock	(207)	(1)
Dividends paid	(310)	(325)
Other	(11)	(43)
Cash used for financing activities	(599)	(191)

Effect of exchange rate changes on cash and cash equivalents	(14)	(24)

Net increase in cash and cash equivalents	68	368

Cash and cash equivalents, beginning of period	239	307

Cash and cash equivalents, end of period	$307	$675

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended	Fiscal Year Ended	Nine Months Ended
	April 30, 2020	April 30, 2020	April 30, 2019	January 31, 2020

Reported change in net sales	(5)%	1%	2%	3%
Acquisitions and divestitures	—%	—%	—%	—%
New accounting standard	—%	—%	1%	—%
Foreign exchange	1%	1%	2%	—%
Estimated net change in distributor inventories	(7)%	(2)%	—%	—%

Underlying change in net sales	(10)%	—%	5%	3%

Reported change in gross profit	(6)%	(2)%	(2)%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	1%
Foreign exchange	—%	—%	2%
Estimated net change in distributor inventories	(8)%	(2)%	—%

Underlying change in gross profit	(13)%	(3)%	2%

Reported change in advertising expenses	(19)%	(3)%	(2)%
Acquisitions and divestitures	(1)%	—%	—%
New accounting standard	—%	—%	4%
Foreign exchange	2%	1%	2%

Underlying change in advertising expenses	(17)%	(2)%	3%

Reported change in SG&A	3%	—%	(16)%
Acquisitions and divestitures	—%	(1)%	—%
New accounting standard	—%	—%	1%
Foundation	—%	—%	8%
Foreign exchange	3%	2%	2%

Underlying change in SG&A	6%	1%	(5)%

Reported change in operating income	(18)%	(5)%	9%
Acquisitions and divestitures	1%	—%	—%
Chambord Impairment	6%	1%	—%
Foundation	—%	—%	(7)%
Foreign exchange	1%	—%	3%
Estimated net change in distributor inventories	(16)%	(3)%	—%

Underlying change in operating income	(27)%	(6)%	5%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Twelve Months Ended April 30, 2020

			% Change vs. Prior Year Period
Brand[3]	Depletions (Millions)		Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	29.4	20.9	2%	1%	3%	—%	1%	(2)%	2%
Jack Daniel’s family of brands	26.3	17.8	2%	0%	1%	—%	1%	(2)%	—%
Jack Daniel’s Tennessee Whiskey	13.0	13.0	(3)%	(3)%	(3)%	—%	1%	(2)%	(4)%
Jack Daniel’s RTD and RTP	9.4	0.9	4%	4%	6%	—%	2%	(1)%	7%
Jack Daniel’s Tennessee Honey	1.9	1.9	6%	6%	3%	—%	1%	1%	5%
Gentleman Jack	0.7	0.7	7%	7%	5%	—%	—%	1%	7%
Jack Daniel’s Tennessee Fire	0.6	0.6	(1)%	(1)%	(4)%	—%	1%	1%	(3)%
Other Jack Daniel’s Whiskey Brands	0.6	0.6	73%	73%	58%	—%	1%	(17)%	41%
Woodford Reserve	1.1	1.1	20%	20%	23%	—%	—%	(4)%	19%
Rest of Whiskey	2.1	2.1	2%	2%	7%	—%	1%	2%	9%
Tequila	8.6	2.9	(7)%	(5)%	5%	—%	—%	(2)%	2%
el Jimador	1.3	1.3	(3)%	(3)%	8%	—%	—%	(3)%	5%
Herradura	0.6	0.6	1%	1%	11%	—%	(1)%	(4)%	7%
Rest of Tequila	6.7	1.0	(8)%	(12)%	(7)%	—%	1%	—%	(6)%
Wine	1.9	1.9	(1)%	(1)%	—%	—%	—%	—%	(1)%
Vodka	2.7	2.7	(9)%	(9)%	(13)%	—%	1%	1%	(12)%
Rest of Portfolio	2.4	2.4	(1)%	(1)%	—%	(1)%	1%	(1)%	(1)%
Non-Branded and Bulk	NM	NM	NM	NM	(30)%	—%	—%	—%	(29)%
Total Portfolio	43.1	28.9	(1)%	(1)%	1%	—%	1%	(2)%	—%
Other Brand Aggregations
American whiskey	28.2	19.7	2%	2%	3%	—%	1%	(2)%	2%
Premium bourbons	1.4	1.4	21%	21%	24%	—%	—%	(4)%	21%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Twelve Months Ended April 30, 2020

Geographic Area[3]	Net Sales[2]
	Reported	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	8%	—%	(3)%	5%
Developed International	(2)%	1%	(1)%	(1)%
United Kingdom	(10)%	2%	—%	(8)%
Germany	8%	(1)%	—%	7%
Australia	(5)%	4%	—%	(1)%
France	(1)%	—%	—%	(1)%
Japan	17%	(2)%	(14)%	1%
Canada	8%	—%	(8)%	—%
Rest of Developed International	(5)%	1%	1%	(2)%
Emerging	(4)%	1%	1%	(1)%
Mexico	(7)%	—%	—%	(7)%
Poland	(1)%	3%	—%	2%
Russia	6%	5%	(3)%	8%
Rest of Emerging	(5)%	1%	2%	(1)%
Travel Retail	(11)%	1%	1%	(10)%
Non-Branded and Bulk	(30)%	—%	—%	(29)%
Total	1%	1%	(2)%	—%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange, (c) estimated net changes in distributor inventories, (d) a non-cash write-down of the Chambord brand name, (e) a new accounting standard, and (f) the establishment of our charitable foundation. We explain these adjustments below.

•
“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction gains or losses, transaction costs, and integration costs), and (b) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.

On July 3, 2019, we acquired 100% of the voting interests in The 86 Company, which owns Fords Gin, for $22 million in cash. This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period, which is fiscal 2020 activity for The 86 Company. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

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“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•	“Chambord impairment.” During fiscal 2020, we recognized a non-cash impairment charge of $13 million for our Chambord brand name.

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“New accounting standard.” At the beginning of fiscal 2019, we adopted Accounting Standards Codification (ASC) 606, “Revenue from Contracts with Customers,” where we recognized the cost of certain customer incentives earlier than we did before adopting ASC 606. Although this change in timing did not have a significant impact on a full-year basis, there was some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

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“Foundation.” In fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the Company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
“ROIC” Return on Average Invested Capital is a measure that refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider return on average invested capital to be a meaningful indicator of how effectively and efficiently we invest capital in our business.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2020 net sales. In addition to markets that are listed by country name, we include the following aggregations:

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“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Germany, Australia, France, Japan, and Canada. This aggregation represents our net sales of branded products to these markets.

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“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, and Russia. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2020 net sales. In addition to brands that are listed by name, we include the following aggregations:

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“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve family of brands (Woodford Reserve), Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester (family of brands), Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times.

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“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, and Jack Daniel’s Tennessee Apple (JDTA).

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Cider, Jack Daniel’s Lynchburg Lemonade , and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

◦	“Super-premium American whiskey” includes Woodford Reserve, JDSB, Gentleman Jack, JDTR, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

•	“Tequila” includes el Jimador, Herradura family of brands (Herradura), New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

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“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.